SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 205490

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2004

SOVEREIGN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-16581	23-2453088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania	19103

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(215) 557-4630

N/A

(Former name or former address, if changed since last report.)

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Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger, Dated 01/26/2004
Press Release dated January 26, 2004

Item 5. Other Events.

     On January 26, 2004, Sovereign Bancorp, Inc. (“Sovereign”) and Seacoast Financial Services Corporation (“Seacoast”) announced that they had entered into an Agreement and Plan of Merger, dated as of January 26, 2004 (the “Agreement”), which sets forth the terms and conditions pursuant to which Seacoast will be merged with and into Sovereign (the “Merger”). Under the terms of the Agreement, stockholders of Seacoast, subject to certain exceptions, will be entitled to receive 1.461 shares of Sovereign common stock; provided, however, that, if the average of the closing sale prices for Sovereign common stock as reported on the New York Stock Exchange for the 15 consecutive trading days (the “Sovereign Market Value”) ending on the day prior to the later to occur of (i) the date of the special meeting of Seacoast stockholders called to consider the Merger or (ii) the date of receipt of the last governmental approval required for the transaction (without regard to any required waiting period) (the date as of which the Sovereign Market Value is determined referred to as the “Determination Date”) is less than $23.96, the exchange ratio will be increased to an amount obtained by dividing $35.00 by the Sovereign Market Value as of the Determination Date, but in no event will the exchange ratio exceed 1.623 shares of Sovereign common stock for each share of Seacoast common stock. Cash will be paid in lieu of any fractional shares.

     Completion of the Merger is subject to a number of customary conditions, including, but not limited to, (i) the approval of the Agreement by the stockholders of Seacoast and (ii) the receipt of required regulatory approvals of the Merger.

     For additional information, reference is made to the Agreement dated as of January 26, 2004, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and the press release dated January 26, 2004, which is attached hereto as Exhibit 99.2 and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

The following exhibits are filed herewith:

99.1	Agreement and Plan of Merger, dated as of January 26, 2004, between Sovereign Bancorp, Inc., and Seacoast Financial Services Corporation

99.2	Press Release, dated January 26, 2004, of Sovereign Bancorp, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.

Dated: January 26, 2004	/s/Mark R. McCollom

Mark R. McCollom
Senior Vice President

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EXHIBIT INDEX

Exhibit Number
99.1	Agreement and Plan of Merger, dated as of January 26, 2004, between Sovereign Bancorp, Inc. and Seacoast Financial Services Corporation

99.2	Press Release dated January 26, 2004 of Sovereign Bancorp, Inc.

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